Exhibit 10.68

LOAN AGREEMENT

THIS LOAN AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”), dated as of the      day of October, 2011, is made by and between BCL PENDERBROOK, LLC, a Delaware limited liability company (“Lender”), and COMSTOCK PENDERBROOK, L.C., a Virginia limited liability company (“Borrower”).

RECITALS

A. Borrower desires to obtain a loan to refinance all of the condominium units owned by Borrower (the “Units”) and appurtenant undivided percentage interests in the common elements (the “Common Elements”) in the condominium known as Penderbrook Square (the “Condominium”) located at 3905 Penderview Drive, Fairfax, Virginia and more particularly described in Exhibit A attached hereto (the “Property”).

B. Lender is willing to make a loan to Borrower in the principal amount of Five Million Four Hundred Twelve Thousand Three Hundred Thirty Dollars ($5,412,330) (the “Loan”) on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

For and in consideration of the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Lender and Borrower agree as follows:

SECTION ONE

THE LOAN

1.1 Advance. Upon the satisfaction of the conditions precedent set forth in Section 3, Lender shall advance the Loan to Borrower by wire transfer in immediately available funds to an account or accounts designated by Borrower.

1.2 Note. The Loan will be evidenced by a Deed of Trust Note made by Borrower payable to the order of Lender (as the same may be further amended, renewed, restated, supplemented or substituted from time to time, the “Note”).

1.3 Use of Proceeds. The proceeds of the Loan will be used (a) to pay off the outstanding principal amount and any accrued and unpaid interest, fees, and other charges under the Amended and Restated Promissory Note dated February 1, 2007 in the original principal amount of $17,339,125.42 made by Borrower and payable to the order of Guggenheim Corporate Funding, LLC (as successor-in-interest to Corus Bank, N.A.) and (b) for general corporate purposes. For the avoidance of doubt, general corporate purposes do not include (i) prepayment of debt or making of any other debt payments other than regular debt payments scheduled as of the closing of the Loan, except as otherwise expressly permitted in the Loan Documents (as defined in Section 3.1(a)); (ii) payment of employee compensation or rent accrued for more than 30 days as of the closing of the Loan, provided however, such payments shall not be prohibited if (x) they are repaid from the proceeds of the sale or refinance of the project owned by Comstock Cascades II, L.C. (“Cascades”) and (y) the aggregate outstanding indebtedness of Borrower and its affiliates to Lender and its affiliates divided by the sum of (1) the appraised value of the Units as set forth in the Note that are encumbered by the Deed of Trust and (2) the agreed upon appraised value of other real property owned by Borrower or any of its affiliates that are encumbered by a mortgage, deed of trust, or deed to secure debt securing any indebtedness to Lender or any of its affiliates (the “Aggregate LTV”) is equal to or less than fifty percent (50%);

(iii) payment of any operating and capital expenses outside the ordinary course of business without the prior written approval of Lender, which approval shall be granted or withheld in Lender’s sole and absolute discretion and (iv) payment of dividends or similar forms of distributions before the Loan is repaid in full without the prior written approval of Lender, which approval shall be granted or withheld in Lender’s sole and absolute discretion.

1.4 Guaranty. Comstock Homebuilding Companies, Inc., a Delaware corporation (“Comstock”), Comstock Emerald Farm, L.C., a Virginia limited liability company, and Comstock Potomac Yard, L.C., a Virginia limited liability company (collectively, “Guarantors”), shall jointly and severally guaranty the payment and performance of Borrower’s obligations, covenants and agreements under the Loan Documents (hereinafter defined), which guaranty shall be secured by a first priority perfected security interest in all of Guarantors’ unencumbered assets as more particularly set forth in a guaranty, pledge and security agreement made by Guarantors in favor of Lender (the “Guaranty”).

1.5 Term. The Note shall mature upon the date that is thirty-six (36) months after the date of closing on the Loan (the “Maturity Date”).

1.6 Fees. Borrower shall pay Lender a fee of one percent (1%) of the principal amount of the Loan, which fee shall be payable in full upon closing of the Loan.

1.7 Security. The Loan shall be secured by, among other things, the following:

(i)	the Guaranty;

(ii)	a first lien Deed of Trust, Security Agreement and Fixture Filing made by Borrower for the benefit of Lender (as amended, restated, supplemented or substituted, the “Deed of Trust”) on the Property;

(iii)	an Assignment of Leases and Rents made by Borrower for the benefit of Lender (as amended, restated, supplemented or substituted, the “Leases Assignment”) on the Property;

(iv)	an Assignment of Sales Contracts and Deposits made by Borrower for the benefit of Lender (as amended, restated, supplemented or substituted, the “Contracts Assignment”);

(v)	an Environmental Indemnity Agreement made by Borrower and Guarantors for the benefit of Lender (as amended, restated, supplemented or substituted, the “Environmental Indemnity”);

(vi)	UCC-1 Financing Statements (as amended, restated, supplemented or substituted, the “Financing Statements”).

1.8 Stonehenge Subordination Agreement. It is understood and acknowledged that the Loan is part of the Senior Indebtedness (as defined in the Subordination Agreement dated July 12, 2011 by Stonehenge Funding, L.C. and Comstock for the benefit of BCL Eclipse, LLC) to which indebtedness of any type from Comstock to Stonehenge Funding, L.C. is made wholly subordinate.

SECTION TWO

PAYMENTS, ETC.

2.1 Payments; Prepayments. Payments of principal, including mandatory prepayments, and interest with respect to the Loan shall be due and payable as set forth in the Note. All payments due under the Loan

Documents shall be made in immediately available funds to Lender at such place as designated by Lender from time to time. Payments shall be applied, at Lender’s sole discretion: (i) first, to payment of accrued and unpaid interest, if any; (ii) second, to payment of any principal then due, if any; (iii) third, to late charges, if any; (iv) fourth, to reasonable attorneys’ fees and costs of collection and (v) fifth, to reduce the outstanding principal balance of the Note until such principal shall have been fully repaid. All payments hereunder shall be made without offset, demand, counterclaim, deduction, abatement, defense, or recoupment, each of which Borrower hereby waives. The terms and conditions of optional prepayments are as set forth in the Note.

2.2 Late Charges. If any payment due under the Note is not made within ten (10) days following its due date, Borrower shall pay to Lender upon demand a late charge equal to five percent (5%) of the amount of such payment.

2.3 Default Rate. After an Event of Default (hereinafter defined), the interest which accrues on the Note shall be increased to the Default Rate (as defined in the Note).

2.4 Computations. Interest and fees on the Loan shall be computed on the basis of a year of three hundred sixty (360) days and actual days elapsed.

2.5 Indebtedness. As used in this Agreement, the term “Indebtedness” means all present and future indebtedness of Borrower to Lender arising out of or in connection with the Note or any of the other Loan Documents.

SECTION THREE

CONDITIONS

3.1 Conditions Precedent to Closing. In addition to any other conditions stated in this Agreement, the following conditions must be satisfied prior to Lender closing on the Loan:

(a)	Loan Documents. Receipt by Lender of appropriately completed and duly executed originals of this Agreement, the Note, the Guaranty, the Deed of Trust, the Leases Assignment, the Contracts Assignment, the Environmental Indemnity and the Financing Statements, all as Lender may require (collectively with any other documents executed and delivered evidencing the Indebtedness, the “Loan Documents”);

(b)	Organizational Documents. Borrower shall provide to Lender: (i) a currently certified copy of its articles of organization and all amendments thereto; (ii) evidence satisfactory to Lender and its counsel that it is in good standing in the jurisdiction where organized and qualified to do business in every jurisdiction in which the nature of its businesses or its properties makes such qualification necessary; (iii) resolutions authorizing the due execution and delivery of the Loan Documents to which it is a party and (iv) certified copies of its operating agreement and all amendments thereto. Each Guarantor shall provide to Lender: (i) a currently certified copy of its articles or certificate of incorporation or organization, as applicable, and all amendments thereto; (ii) evidence satisfactory to Lender and its counsel that it is in good standing in the jurisdiction where organized and qualified to do business in every jurisdiction in which the nature of its businesses or its properties makes such qualification necessary; (iii) resolutions authorizing the due execution and delivery of the Loan Documents to which it is a party and a certificate of incumbency and (iv) certified copies of its bylaws or operating agreement, as applicable, and all amendments thereto (all of the foregoing, collectively, the “Organizational Documents”).

(c)	Opinion. Receipt by Lender of the opinion of the counsel for Borrower and Guarantors, in form and content satisfactory to Lender, in its sole, but reasonable, discretion.

(d)	Insurance. Receipt by Lender of certificate(s) of insurance to evidence a fully paid policy or policies of comprehensive public liability insurance naming Lender as an additional insured thereunder in an amount not less than Two Million Dollars ($2,000,000) in the aggregate, with not less than One Million Dollars ($1,000,000) per occurrence; in any event, the amount of all insurance shall be sufficient to prevent any co-insurance contribution on any loss, with each policy providing for a thirty (30) day prior written notice of cancellation, amendment or alteration; together with the insurance required pursuant to Section 2.3 of the Deed of Trust.

(e)	Financing Statements. The financing statements necessary to perfect Lender’s security interest in the personal property subject to the Deed of Trust and the personal property subject to the Guaranty, and in any other collateral requiring filing of a financing statement for perfection of a lien thereon, shall be duly filed, and Borrower and Guarantors each hereby consent to and authorize such filing, in all appropriate offices and jurisdictions. All other financing statements covering any of such personal property shall be terminated or Lender shall be reasonably satisfied that such terminations are forthcoming, and filing and recording receipts evidencing such filings and terminations shall be delivered to Lender, all in form and substance satisfactory to Lender.

(f)	Property Documents. Lender shall have received and approved, in its sole discretion, the following:

(1)	Appraisal. An appraisal of the Property prepared by an appraiser acceptable to Lender, in form and content acceptable to Lender, conforming to all regulatory and internal appraisal guidelines applicable to or established by Lender, in its sole, absolute, nonreviewable discretion, reflecting an “as is” value and a “discounted cash flow value” satisfactory to Lender (the “Appraisal”), such Appraisal having been received and previously approved by Lender. For the avoidance of doubt; Borrower acknowledges that the gross appraised value to be used to calculate any mandatory prepayment under Section 4(a) of the Note is as set forth in Schedule 4(a) to the Note and not as set forth in the Appraisal;

(2)	Title Insurance. A commitment for title insurance (the “Title Commitment”) insuring the first priority lien of the Deed of Trust, containing no exceptions unacceptable to Lender, issued in the name of Lender by a title company acceptable to Lender and in an amount equal to the principal amount of the Note. Such Title Commitment and the title policy issued pursuant thereto (the “Title Policy”) shall reflect that all requirements for the issuance of the Title Policy have been satisfied, and shall contain such other endorsements or coverages as Lender may require;

(3)	Condominium Documents. Copies of all condominium documents and all amendments thereto with respect to the Property, including without limitation the plats and plans, declaration, bylaws, rules and regulations, current condominium operating budget and any notices of special assessment (collectively, the “Condominium Documents”);

(4)	Environmental Audit. A Phase I environmental audit of the Property prepared by an environmental consulting firm acceptable to Lender, in its sole discretion, confirming that the Property is in compliance with all applicable environmental laws;

(5)	Flood Hazard. Evidence that no part of the building(s) in which the Units are located is located in a special flood hazard area;

(6)	Zoning. Receipt by Lender of a zoning endorsement to the Title Policy acceptable to Lender or such other written evidence as is acceptable to Lender that the Property is zoned consistent with the uses contemplated;

(7)	Leases; Sales Agreements. Copies of all existing leases and sales agreements with respect to the Property, if any, together with (i) such information regarding pre-qualification and deposit as may be in Borrower’s possession or control and (ii) a proposed form of lease and form of sales agreement for future leases and sales;

(8)	Management Agreements. Copies of all management agreements with respect to the Property;

(9)	Certificates of Occupancy. Copies of all certificates of occupancy with respect to the Property;

(10)	Service Contracts. Copies of all service contracts related to the Property;

(11)	Licenses and Permits. Copies of all licenses and permits related to the Property;

(12)	Rent Roll. Certified rent roll for the Property as of the date of the closing of the Loan and

(13)	Tax Bills. Copies of all real estate tax bills with respect to the Property during the two-year period prior to closing of the Loan.

(g)	No Default. No event shall have occurred and be continuing that constitutes an Event of Default (as defined below).

(h)	Representations. All representations and warranties contained in this Agreement shall be true and correct in every material respect as of the date of closing.

(i)	Fees and Expenses. Borrower shall pay in full all fees and charges incurred by Lender in the procuring and making of the Loan, including without limitation, the reasonable fees and disbursements of Lender’s attorneys, charges for the Appraisal, fees and expenses relating to examination of title, title insurance premiums, surveys, and document recording, documentary, transfer or other similar taxes and revenue stamps and Lender’s loan fees.

(j)	Satisfactory Documents and Other Matters. All documents delivered pursuant to this Agreement must be in form and substance satisfactory to Lender and its counsel, and all legal matters incident to this Agreement must be satisfactory to Lender’s counsel.

SECTION FOUR

REPRESENTATIONS AND WARRANTIES

In order to induce Lender to extend credit to Borrower, Borrower and each Guarantor make the following representations and warranties as to itself as applicable:

4.1 Organization. Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and is duly qualified as a foreign limited liability company and in good standing under the laws of each other jurisdiction in which such qualification is required. Each Guarantor is a corporation or a limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the State of Delaware or the Commonwealth of Virginia, as applicable, and is duly qualified as a foreign corporation or limited liability company, as applicable, and in good standing under the laws of each other jurisdiction in which such qualification is required.

4.2 Execution and Delivery. Borrower and each Guarantor has the power, and has taken all the necessary actions, to execute and deliver and perform its respective obligations under the Loan Documents, and the Loan Documents, when executed and delivered, will be binding obligations of Borrower enforceable in accordance with their respective terms.

4.3 Power and Authority. Borrower and each Guarantor has the power and authority to own its properties and to carry on its business as now being conducted.

4.4 Financial Statements. All financial statements and information delivered to Lender by Borrower or any Guarantor are correct and complete in all material respects, and present fairly the financial conditions, and reflect all known liabilities, contingent and otherwise, of Borrower and Guarantors as of the dates of such statements and information, and since such dates no material adverse change in the assets, liabilities, financial condition, business or operations of Borrower or any Guarantor has occurred.

4.5 Taxes. All tax returns and reports of Borrower and Guarantors required by law to be filed have been duly filed, and all taxes, assessments, other governmental charges or levies (other than those presently payable without penalty or interest and those that are being contested in good faith in appropriate proceedings) upon Borrower or any Guarantor and upon any of its properties, assets, income or franchises that are due and payable have been paid.

4.6 Litigation. There is no action, suit or proceeding pending or, to the knowledge of Borrower or any Guarantor, threatened against or affecting Borrower or any Guarantor that, either in any case or in the aggregate, may result in any material adverse change in the business, properties or assets or in the condition, financial or otherwise, of Borrower or any Guarantor, or that may result in any material liability on the part of Borrower or any Guarantor that would materially and adversely affect the ability of Borrower or any Guarantor to perform its and/or their obligations under the Loan Documents, or that questions the validity of any of the Loan Documents or any action taken or to be taken in connection with the Loan Documents.

4.7 No Breach. The execution and delivery of the Loan Documents, and compliance with the provisions of the Loan Documents, will not conflict with or violate any provisions of law or conflict with, result in a breach of, or constitute a default under the Organizational Documents, any judgment, order or decree binding on Borrower or any Guarantor, or any other agreements to which Borrower or any Guarantor is a party.

4.8 No Defaults. Except for Existing Debt identified on Schedule 4.14 that is subject to a forbearance agreement that remains in good standing, and to the best of Borrower’s and Guarantors’ knowledge, neither Borrower nor any Guarantor is in default with respect to any debt, direct or indirect, or with respect to the Condominium Documents.

4.9 Compliance. Borrower and each Guarantor is in compliance in all material respects with all applicable laws and regulations, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

4.10 Approvals. No authorizations, approvals or consents of, and no filings and registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance of the Loan Documents by Borrower or any Guarantor.

4.11 Title to Assets. Borrower and each Guarantor has good and marketable title to all of its assets, subject only to the liens and security interests permitted by this Agreement.

4.12 Use of Proceeds. The proceeds of the Loan shall be used only for the purposes set forth in Section 1.3 of this Agreement. The proceeds of the Loan shall not be used to purchase or carry any margin stock, as such term is defined in Regulations U and X of the Board of Governors of the Federal Reserve System.

4.13 Perfection and Priority. When the Loan is advanced, Lender shall have a valid, enforceable and perfected security interest in the Security Property (as defined in the Deed of Trust) and the Collateral (as defined in the Guaranty), subject only to liens permitted by Lender.

4.14 Outstanding Debt; Accrued Obligations. As of the closing, (i) Borrower will have no outstanding debt other than the Loan, and (ii) no Guarantor will have any outstanding debt other than the debt set forth on Schedule 4.14 attached hereto (the “Existing Debt”). As of the closing, Borrower and Guarantors have no accrued rent or employee compensation.

4.15 Capitalization.

(a)	The authorized capital stock of Comstock consists of 77,266,500 shares of Class A common stock and 2,733,500 shares of Class B common stock and 50,000 shares of preferred stock. As of the date of this Agreement, 17,220,462 shares of Class A Common Stock were issued and outstanding, and the following are unexercised shares: 1,370,515 shares of restricted stock, 762,500 shares in options, and 489,479 shares in warrants.

(b)	Comstock owns 100% of the membership interests in the other Guarantors.

4.16 Solvency. Both immediately before and immediately after the closing of the Loan (a) the fair value of the assets of Borrower and each Guarantor will exceed its debts and liabilities, subordinated, contingent or otherwise and (b) Borrower and each Guarantor will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become due.

4.17 Intellectual Property. None of the execution, delivery or performance of this Agreement and the other Loan Documents will alter, impair or otherwise affect or require the consent, approval or other authorization of any other person in respect of any right of Borrower or any Guarantor in any intellectual property.

4.18 Disclosure. The representations and warranties made in this Agreement and all other documents furnished to Lender by Borrower or any Guarantor in connection with this Agreement or any transaction contemplated hereby, and in all materials furnished by Borrower or any Guarantor to Lender in connection with the Loan, (i) do not and will not contain, at the time furnished, any untrue statement of a material fact and (ii) do not and will not omit, at the time furnished, any material fact necessary in order to make them not misleading.

SECTION FIVE

COVENANTS OF BORROWER AND GUARANTORS

In consideration of credit extended or to be extended by Lender, Borrower and each Guarantor covenants and agrees as follows:

5.1 Financial Information. Borrower and each Guarantor shall deliver to Lender: (i) each year within ninety (90) days after the close of its fiscal year, financial statements prepared in accordance with generally accepted accounting principles consistently applied, certified as true and correct by an officer of each such entity; (ii) each year within thirty (30) days after filing with the Internal Revenue Service, a copy of each such entity’s federal income tax return and all schedules thereto; and (iii) promptly following Lender’s request, such financial and other information with respect to such entity and the Property as Lender reasonably may require from time to time. All financial statements shall be in such reasonable detail and shall be accompanied by such certificates of Borrower or such Guarantor, as applicable, as may be reasonably required by Lender.

5.2 Taxes. Borrower and each Guarantor shall timely file all tax returns and reports required by law to be filed, and timely pay all taxes, assessments, other governmental charges or levies upon itself and upon any of its properties, assets, income or franchises.

5.3 Compliance with Laws. Borrower and each Guarantor shall comply with all applicable laws and regulations, including, without limitation, ERISA.

5.4 Maintain Existence, Properties, Insurance and Business; Organizational Documents. Borrower and each Guarantor shall maintain its existence in good standing, maintain and keep its properties in good condition (ordinary wear and tear, fire or other casualty excepted), and maintain adequate insurance for all of its properties with financially sound and reputable insurers. Borrower and each Guarantor shall remain in the same line of business as it is in on the date of this Agreement and shall not enter into any new lines of business without the prior written consent of Lender. The Organizational Documents of Borrower and of each Guarantor shall not be amended, changed or modified in any respect without prior written consent of Lender; provided, however, that on the condition that Lender is given thirty (30) days’ advance written notice, Lender hereby consents to Comstock’s change in corporate domicile from Delaware to Virginia and all amendments to its organizational documents as are reasonably required to effect such change in domicile subsequent to the closing of the Loan; provided further that UCC-1 financing statements shall be filed in the changed domicile at the cost and expense of the Comstock.

5.5 Notices. As soon as it has actual knowledge, Borrower and each Guarantor shall notify Lender of the institution or threat of any material litigation or condemnation or administrative proceeding of any nature involving Borrower or any Guarantor.

5.6 Books and Records. Borrower and each Guarantor shall maintain complete and accurate books of account and records. The principal books of account and records for Borrower and each Guarantor shall be kept and maintained at 11465 Sunset Hills Road, 4th Floor, Reston, VA 20190. Neither Borrower nor any Guarantor shall remove such books of account and records without giving Lender at least thirty (30) days’ prior written notice. Borrower and each Guarantor, upon reasonable notice from Lender, shall permit Lender, or any officer, employee or agent designated by Lender, to examine its books of account and records, and each agree that Lender or such officer, employee or agent may audit and verify such books of account and records. Borrower and each Guarantor shall reimburse Lender for any reasonable expenses incurred by Lender in connection with any audits of its books of account and records. All books of account maintained by Borrower and each Guarantor shall be maintained and prepared in accordance with generally accepted accounting principles consistently applied.

5.7 Liens. Neither Borrower nor any Guarantor shall create, incur, assume or permit to exist any mortgage, deed of trust, assignment, pledge, lien, security interest, charge or encumbrance, including, without limitation, the right of a vendor under a conditional sale contract or the lessor under a capitalized lease (collectively, the “Liens”) of any kind or nature in or upon any of its assets, except:

(a)	Liens created or deposits made that are incidental to the conduct of its business, that are not incurred in connection with any borrowing or the obtaining of any credit and that do not and will not interfere with the use by Borrower or any Guarantor, as applicable, of any of its assets in the normal course of its business or materially impair the value of such assets for the purpose of such business;

(b)	Liens created in connection with project-level financing by Comstock or its affiliate of projects other than the Condominium; and

(c)	Liens securing the Indebtedness;

provided, however, that, no Guarantor shall be required to comply with this Section 5.7 while the Aggregate LTV is equal to or less than fifty percent (50%).

5.8 Debt.

(a)	Without the prior written consent of Lender, neither Borrower nor any Guarantor shall incur or permit to exist any debt for borrowed funds, the deferred purchase price of goods or services, or capitalized lease obligations, except for (i) trade debt incurred in the ordinary course of business, (ii) debt incurred in connection with project level financing by Comstock or its affiliate of projects other than the Condominium, (iii) the Existing Debt, and (iv) the Indebtedness.

(b)	Other than principal and interest payments due and owing under the Revolving Line of Credit Note dated February 22, 2006 in the original principal amount of Fifteen Million Dollars ($15,000,000) made by Comstock payable to the order of Bank of America, N.A., any unsecured loan hereafter extended to Borrower or any Guarantor by a third party and any secured or unsecured loan extended to Borrower or any Guarantor by a director or officer of Borrower or any Guarantor, or any entity under the control of a director or officer of Borrower or any Guarantor, shall be subject to a subordination agreement in substantially the same form as attached as Exhibit B.

(c)	Except for the Indebtedness, no indebtedness of Borrower or any Guarantor may be prepaid in whole or in part other than the Loan during the Term; provided that Comstock may prepay the following with Lender’s prior written consent:

(i)	Subordinated Deficiency Note dated September 21, 2009 in the original principal amount of $400,000 made by Comstock payable to the order of Cornerstone Bank;

(ii)	Amended and Restated Subordinated Deficiency Note dated November 5, 2009 in the original principal amount of $205,488.23 made by Comstock payable to the order of Wachovia Bank, National Association; and

(iii)	Subordinated Deficiency Note dated November 10, 2009 in the original principal amount of $25,000 made by Comstock payable to the order of Fifth Third Bank.

(d)	No Guarantor shall be required to comply with this Section 5.8 while the Aggregate LTV is equal to or less than fifty percent (50%).

5.9 Contingent Liabilities. Without the prior written consent of Lender, neither Borrower nor any Guarantor shall guarantee, endorse, become contingently liable upon or assume the obligation of any person, or permit any such contingent liability to exist, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; provided, however, that no Guarantor shall be required to comply with this Section 5.9 while the Aggregate LTV is equal to or less than fifty percent (50%).

5.10 Sale of Assets. Without the prior written consent of Lender, neither Borrower nor any Guarantor shall sell, lease, assign or otherwise dispose of any of its assets except for (a) sales in the ordinary course of business including sales of Units, (b) the disposition of assets that are no longer needed or useful in its business and (c) obsolete or non-performing assets which are replaced with assets of similar or better quality and utility. No sale, lease, assignment or other disposition of any of Borrower’s or Guarantor’s assets shall be for less than fair market value or not at arm’s length.

5.11 Liquidations, Terminations, Mergers and Acquisitions. Without the prior written consent of Lender, which Lender may grant or withhold in its sole discretion, neither Borrower nor any Guarantor shall dissolve, liquidate, terminate, merge or consolidate with (including by operation of law) any other person.

5.12 Loans and Advances; Investments. Without the prior written consent of Lender, Borrower shall not make any loan or advance to any of its affiliates, directors, members, managers, officers or employees, or any other person, except for the creation of accounts receivable in the ordinary course of business on terms that are no less favorable than would apply in an arm’s-length transaction nor shall any Guarantor make any (i) investments in any subsidiary or affiliate other than in the ordinary course of, and consistent with, its business as currently conducted or (ii) loans or advances to any of its directors, officers or employees.

5.13 Subsidiaries and Joint Ventures. Without the prior written consent of Lender, neither Borrower nor any Guarantor shall form any subsidiary, become a general or limited partner in any partnership or become a party to a joint venture; provided that Comstock shall be permitted to form any subsidiary, become a general or limited partner in any partnership, or become a party to a joint venture with respect to any corporate opportunity (i) that is not subject to the Right of First Refusal and First Offer Agreement dated July 12, 2011 by and between Comstock and BridgeCom Development I, LLC (the “ROFR Agreement”) pursuant to the terms and conditions of the ROFR Agreement or (ii) with respect to which it previously complied with Section 2 of the ROFR Agreement. If Lender grants its consent to the formation or acquisition of a subsidiary, Borrower or such Guarantor, as applicable, shall cause such subsidiary to perform and observe all of the covenants contained in this Agreement.

5.14 Affiliates. Without the prior written consent of Lender, neither Borrower nor any Guarantor shall engage in business with any of its affiliates, stockholders, officers or directors except in the ordinary course of business and on terms that are no less favorable to Borrower or such Guarantor, as applicable, than would apply in an arm’s-length transaction.

5.15 Organization; Control and Management. Until such time as the Loan is fully repaid, there shall be no Transfer (hereinafter defined) of any interest in Borrower, nor any change in the Control (hereinafter defined) or management of Borrower or any Guarantor, nor any Transfer of the Property except for sales of Units in accordance with the Loan Documents, without Lender’s prior written consent. “Transfer” means any assignment, pledge, conveyance, sale, transfer, mortgage, encumbrance, grant of a security interest or other disposition, either directly or indirectly, by operation of law or otherwise. “Control” means the ownership, directly or indirectly, in the aggregate of fifty percent (50%) or more of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ability to exercise voting power, by contract or otherwise. “Controlled by” and “controlling” shall have the respective correlative meaning thereto.

5.16 Minimum Liquidity Covenants. Guarantors shall, collectively, maintain the minimum liquidity requirements set forth in Section 3.21 of the Guaranty.

5.17 Minimum Sales Requirement.

(a)	Borrower shall enter into and close under sales contracts on at least eleven (11) Units (the “Minimum Sales”) for each six-month period (the “Measuring Period”) during the Term

(the first such period shall commence on the date of the closing of the Loan). Each sales contract shall be subject to the prior approval of Lender, provided that Lender shall not unreasonably withhold its approval of any sales contract with a purchase price of at least 90% of the appraised gross value per square foot. If more than eleven (11) Units are sold within any such Measuring Period, the excess sales shall carry forward to satisfy all or a portion of the foregoing sales requirement for any ensuing Measuring Period and continuing on a cumulative basis until the Maturity Date.

(b)	Borrower may not close under any sales contract that would result in the Condominium becoming ineligible for Federal Housing Administration financing.

5.18 Intentionally omitted.

5.19 Performance of Other Contracts. Borrower and each Guarantor shall duly and punctually perform all of its material contracts and other obligations to all parties with which it has contracts and other obligations.

5.20 Participation Rights.

(a)	Lender (or its affiliate) shall have a right of first refusal to participate as a joint venture partner with Comstock in each future material corporate opportunity (each, a “Corporate Opportunity”) as more particularly set forth in the ROFR Agreement.

(b)	Within 45 days following Lender’s written request, which request may be delivered from and after October 1, 2011 so long as Cascades owns the Cascades project, Comstock shall exercise its rights under the Cascades operating agreement to repurchase all of the Class B Units and shall admit Lender (or its affiliate) as a member of Cascades on substantially similar terms as current Class B members as set forth in the governing documents for Cascades; provided however, Comstock shall not have the absolute right to repurchase Lender’s (or its affiliate’s) equity interest in Cascades unless in connection with (i) a cash-out refinancing of the Cascades project (with Fannie Mae, Freddie Mac or similar institutional financing) or (ii) the sale of the Cascades project.

(c)	If New Hampshire Ave Ventures, L.C and/or W Street Ventures, L.C. (together, the “Ventures”) is seeking additional material financing, Lender (or its affiliate) shall have the right, but not the obligation, as part of a Corporate Opportunity, to provide such financing on terms and conditions to be agreed upon by the parties; provided that such terms shall include a minimum preferred return of twenty percent (20%) or such greater amount as may be mutually agreed to by the parties.

5.21 Observation Rights. Lender shall be entitled to designate representatives to receive copies of all materials distributed to, and attend any meeting of, Comstock’s Investment Committee (including any subcommittee thereof) as an observer upon not less than three (3) business days’ prior notice.

5.22 Non-Competes. Comstock shall maintain in full force and effect and enforce its rights under the (i) Confidentiality and Non-Competition Agreement dated December 17, 2004 by and between Comstock and Gregory V. Benson; (ii) Confidentiality and Non-Competition Agreement dated December 17, 2004 by and between Comstock and Christopher Clemente; and (iii) Confidentiality and Non-Competition Agreement dated August 17, 2010 by and between Comstock and Joseph Squeri.

5.23 Collateral Monitoring. At Lender’s sole discretion, a third-party professional selected by Lender and reasonably acceptable to Borrower may be retained once per calendar year, at Borrower’s sole cost and expense, to establish and monitor the conditions of the collateral assets throughout the Term.

5.24 Notice to Lender. Borrower and each Guarantor shall promptly advise Lender in writing of any condition, event, or act that comes to its attention that (i) would prejudice Lender’s rights under the Loan Documents; (ii) would, with notice or lapse of time or both, become an Event of Default; (iii) constitutes an Event of Default or (iv) constitutes a material adverse change to its assets, business, properties or business prospects.

5.25 Perform Obligations. Borrower and each Guarantor shall fully perform and discharge its obligations under the Loan Documents when and as they become due.

5.26 Waiver of Subrogation. Notwithstanding anything to the contrary contained in this Agreement, Borrower hereby unconditionally and irrevocably waives, releases, and abrogates any and all rights it may now or hereafter have under any agreement, at law or in equity (including any law subrogating the rights of Borrower to those of Lender), to assess any claim against or seek contribution, indemnification, or any other form of reimbursement from any other party liable for payment of any or all of the obligations for any payment made by Borrower under or in connection with the Loan Documents. This Section 5.26 shall survive the termination of this Agreement.

5.27 Further Assurances. At any time and from time to time, upon the written request of Lender, and at the sole expense of Borrower or Guarantor, as applicable, Borrower and each Guarantor shall promptly and duly execute and deliver such further instruments and documents and take such further actions as Lender may reasonably request for purposes of obtaining, creating, perfecting, validating, or preserving Lender’s rights under the Loan Documents.

SECTION SIX

DEFAULT AND REMEDIES

6.1 Events of Default. Each of the following shall constitute an “Event of Default” under this Agreement:

(a)	Failure to Pay. If: (i) Borrower shall fail to pay any payment required under the Note (the “Payments”) when due thereunder or (ii) Borrower shall fail to pay any amount (other than the Payments) as and when due under any of the Loan Documents;

(b)	Failure to Give Notices. If Borrower or any Guarantor fails to give Lender any notice required by Section 5.5 or Section 5.24 of this Agreement within ten (10) business days after it has actual knowledge of the event giving rise to the obligation to give such notice;

(c)	Failure to Permit Inspections. If Borrower or any Guarantor refuses to permit Lender to inspect its books and records in accordance with the provision of Section 5.6, or fails to permit Lender to inspect the Property upon reasonable advance notice;

(d)	Failure to Observe Covenants. If Borrower or any Guarantor fails to perform or observe any term, covenant, warranty or agreement contained in this Agreement or in the other Loan Documents, excluding however the covenant contained in the first sentence of Section 5.17(a), and such failure shall continue for a period of thirty (30) days after written notice of such failure has been given to Borrower or Guarantor, as applicable, by Lender; provided, however, if such default is not in the payment of any sum due to Lender hereunder, or was not the subject of an Event of Default for which notice was previously provided, and provided Borrower or Guarantor, as applicable, is diligently pursuing the cure of such default, then Borrower or Guarantor, as applicable, shall have an additional sixty (60) days within which to cure such default prior to Lender exercising any right or remedy available hereunder, at law or in equity;

(e)	Defaults under Loan Documents. If an Event of Default shall occur under the Note or any other Loan Document and shall not be cured within any applicable grace period, and if an Event of Default shall occur under any Loan Document (as defined in the Loan Agreement dated as of July 12, 2011 by and between BCL Eclipse, LLC and Comstock Potomac Yard, L.C.);

(f)	Breach of Representation. Discovery that any representation or warranty made or deemed made by Borrower or any Guarantor in this Agreement or in any other Loan Document, or any statement or representation made in any certificate, report or opinion delivered pursuant to this Agreement or other Loan Document or in connection with any borrowing under this Agreement by Borrower or any Guarantor or any officer, agent, employee or director of Borrower or any Guarantor, was materially untrue when made or deemed made;

(g)	Voluntary Bankruptcy. If Borrower or any Guarantor makes an assignment for the benefit of creditors, files a petition in bankruptcy, petitions or applies to any tribunal for any receiver or any trustee of Borrower or any Guarantor or any substantial part of the property of Borrower or any Guarantor, or commences any proceeding relating to Borrower or any Guarantor under any reorganization, arrangement, composition, readjustment, liquidation or dissolution law or statute of any jurisdiction, whether in effect now or after this Agreement is executed;

(h)	Involuntary Bankruptcy. If, within sixty (60) days after the filing of a bankruptcy petition or the commencement of any proceeding against Borrower or any Guarantor seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the proceeding shall not have been dismissed, or, if within sixty (60) days after the appointment, without the consent or acquiescence of Borrower or Guarantor, of any trustee, receiver or liquidator of any Borrower or all of any substantial part of the properties of Borrower or any Guarantor, the appointment shall not have been vacated;

(i)	Cross-Default. If, as a result of default, any present or future obligations of Borrower or any Guarantor to Lender or any other creditor are declared to be due and payable prior to the expressed maturity of such obligations;

(j)	Material Adverse Change. A material adverse change occurs in the financial or business condition of Borrower or any Guarantor;

(k)	Judgment. If a judgment, attachment, garnishment or other process is entered against Borrower and is not vacated or bonded within sixty (60) days after entry (or such shorter period of time as necessary in order to avoid attachment or foreclosure), or if a judgment, attachment, garnishment or other process is entered against any Guarantor that would materially affect such Guarantor’s ability to perform its obligations under the Loan Documents, and such judgment, attachment, garnishment or other process is not vacated or bonded within sixty (60) days after entry (or such shorter period of time as necessary in order to avoid attachment or foreclosure);

(l)	Dissolution. The dissolution, liquidation or termination of existence of Borrower or any Guarantor; or

(m)	Change in Management/Control. A change in the management of or controlling interest in Borrower or any Guarantor without the prior written consent of Lender.

6.2 Remedies. Upon the occurrence of an Event of Default (a) Lender, at its option, by written notice to Borrower, may declare all Indebtedness to Lender to be immediately due and payable, whether such Indebtedness was incurred prior to, contemporaneous with or subsequent to the date of this Agreement and whether represented in writing or otherwise, without presentment, demand, protest or further notice of any kind, and (b) Lender may exercise all rights and remedies available to it under the Loan Documents and applicable law. Borrower agrees to pay all costs and expenses incurred by Lender in enforcing any obligation under this Agreement or the other Loan Documents, including, without limitation, attorneys’ fees. No failure or delay by Lender in exercising any power or right will operate as a waiver of such power or right, nor will any single or partial exercise of any power or right preclude any other future exercise of such power or right, or the exercise of any other power or right.

SECTION SEVEN

INDEMNIFICATION

Borrower and Guarantors jointly and severally indemnify and hold harmless Lender, its affiliates, and each of their officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), arising out of or in connection with or by reason of the Loan contemplated hereby (including, without limitation, arising out of or in connection with the litigation styled Board of Directors of the Unit Owners Association of Penderbrook Square, A Condominium and The Unit Owners Association of Penderbrook Square, A Condominium v. Comstock Penderbrook, L.C. filed in Fairfax County Circuit Court, Virginia (Case No. C2010-16708) and the litigation styled Network Multi-Family Security Corporation v. Comstock Penderbrook, L.C. filed in Fairfax county Circuit Court, Virginia (Case No. 2011-01784)), except to the extent arising from an Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 7 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Borrower or any Guarantor, any of their directors, security holders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto. No Indemnified Party will have any liability (whether direct or indirect, in contract, tort or otherwise) to Borrower or any Guarantor, any of their affiliates, security holders or creditors for or in connection with the transactions contemplated hereby, except for direct damages (as opposed to special, indirect, consequential or punitive damages including, without limitation, any loss of profits, business or anticipated savings) determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

SECTION EIGHT

MISCELLANEOUS

8.1 Defined Terms. Each accounting term used in this Agreement, not otherwise defined, shall have the meaning given to it under GAAP applied on a consistent basis. The term “person” shall mean any individual, partnership, corporation, trust, joint venture, unincorporated association, governmental subdivision or agency or any other entity of any nature. The term “subsidiary” means, with respect to any person, a corporation or other person of which shares of stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other managers of such corporation or person are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, by such person. The term “affiliate” means, with respect to any specified person, any other person that, directly or indirectly, controls or is controlled by, or is under common control with, such specified person. All meanings assigned to defined terms in this Agreement shall be applicable to the singular and plural forms of the terms defined.

8.2 Notices. All notices, requests, demands and other communication with respect hereto shall be in writing and shall be delivered by hand, prepaid by Federal Express (or a comparable overnight delivery service) or sent by the United States first-class mail, certified, postage prepaid, return receipt requested, to the parties at their respective addresses set forth as follows:

If to Lender, to:

BCL Penderbrook, LLC

c/o SunBridge Manager, LLC

5425 Wisconsin Avenue, Suite 701

Chevy Chase, Maryland 20815

Attention: Timothy B. Peterson

with a copy to:

Arent Fox LLP

1050 Connecticut Avenue NW

Washington, DC 20036

Attention: Jay L. Halpern, Esq.

If to Borrower, to:

Comstock Penderbrook, L.C.

c/o Comstock Homebuilding Companies, Inc.

11465 Sunset Hills Road, 4th Floor

Reston, VA 20190

Attention: Christopher Clemente, CEO

with a copy to:

Comstock Homebuilding Companies, Inc.

11465 Sunset Hills Road, 4th Floor

Reston, VA 20190

Attention: Jubal Thompson, General Counsel

Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) upon the earliest of (a) the date it is actually received, (b) on the business day after the day on which it is delivered by hand, (c) on the business day after the day on which it is properly delivered by Federal Express (or a comparable overnight delivery service) or (d) on the third (3rd) business day after the day on which it is deposited in the United States mail, certified and return receipt requested. Any party may change such party’s address by notifying the other party of the new address in any manner permitted by this Section 8.2.

8.3 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of Lender and Borrower and their respective successors, assigns, personal representatives, executors and administrators, provided that Borrower may not assign or transfer its rights under this Agreement.

8.4 Entire Agreement. Except for the other Loan Documents expressly referred to in this Agreement, this Agreement represents the entire agreement between Lender and Borrower on the subject matter hereof, supersedes all prior commitments, and may be modified only by an agreement in writing.

8.5 Survival. All agreements, covenants, representations and warranties made in this Agreement and all other provisions of this Agreement will survive the delivery of this Agreement and the other Loan Documents and the making of the advances under this Agreement and will remain in full force and effect until the obligations of Borrower under this Agreement and the other Loan Documents are fully discharged.

8.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without reference to conflict of laws principles.

8.7 Headings. Section headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

8.8 Participations. Lender shall have the right to sell all or any part of its rights under the Loan Documents, and Borrower authorizes Lender to disclose to any prospective participant in the Loan any and all financial and other information in Lender’s possession concerning Borrower or the collateral.

8.9 Third Party Beneficiary. The parties do not intend the benefits of this Agreement or any other Loan Document to inure to any third party.

8.10 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, LENDER AND BORROWER KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY BASED ON, ARISING OUT OF OR UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

8.11 Waiver. The rights of Lender under this Agreement and the other Loan Documents shall be in addition to all other rights provided by law. No waiver of any provision of this Agreement or any other Loan Document shall be effective unless in writing, and no waiver shall extend beyond the particular purpose involved. No waiver in any one case shall require Lender to give any subsequent waivers.

8.12 Severability. If any provision of this Agreement or any other Loan Document is held to be void, invalid, illegal or unenforceable in any respect, such provision shall be fully severable and this Agreement or the applicable Loan Document shall be construed as if the void, invalid, illegal or unenforceable provision were not included in this Agreement or in such Loan Document.

8.13 No Setoffs. With respect to a monetary default claimed by Lender under the Loan Documents, no setoff, claim, counterclaim, reduction or diminution of any obligation or defense of any kind or nature that Borrower has or may have against Lender (other than the defenses of payment and Lender’s gross negligence or willful misconduct) shall be available against Lender in any action, suit or proceeding brought by Lender to enforce this Agreement or any other Loan Document. The foregoing shall not be construed as a waiver by Borrower of any such rights or claims against Lender, but any recovery upon any such rights or claims shall be had from Lender separately, it being the intent of this Agreement and the other Loan Documents that Borrower shall be obligated to pay, absolutely and unconditionally, all amounts due under this Agreement and the other Loan Documents.

8.14 Counterparts. This Agreement may be executed for the convenience of the parties in several counterparts, which are in all respects similar and each of which is to be deemed to complete in and of itself, and any one of which may be introduced in evidence or used for any other purpose without the production of the other counterparts thereof.

8.15 Consent to Jurisdiction. Borrower and each Guarantor irrevocably submit to jurisdiction of any state or federal court sitting in the Commonwealth of Virginia over any suit, action, or proceeding arising out of or relating to this Loan Agreement, the Note or any other Loan Documents. Borrower and each Guarantor irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment in any such court shall be conclusive and binding and may be enforced in any court in which the undersigned is subject to jurisdiction by a suit upon such judgment provided that service of process is effected as provided herein or as otherwise permitted by applicable laws.

IN WITNESS WHEREOF, Borrower and Lender have caused this Agreement to be executed in their respective names by duly authorized representatives as of the day and year first above written. Guarantors join herein to consent and agree to the terms, conditions, provisions and covenants of those sections of this Agreement that address a covenant or obligation of Guarantors.

BORROWER:

COMSTOCK PENDERBROOK, L.C., a Virginia limited liability company

By:	Comstock Homebuilding Companies, Inc., a Delaware corporation, its Manager

By:
Christopher Clemente.
Chief Executive Officer

LENDER:

BCL PENDERBROOK, LLC,
a Delaware limited liability company

By:	BridgeCom Loans, LLC,
a Delaware limited liability company,
its Manager

	By:	SunBridge Manager, LLC, a Delaware limited liability company, its Managing Member

By:
Charles A. Ledsinger, Jr.
President

[signatures continue on following page]

ACKNOWLEDGED AND AGREED:

GUARANTORS:

COMSTOCK HOMEBUILDING COMPANIES, INC., a Delaware corporation

By:
Christopher Clemente.
Chief Executive Officer

COMSTOCK EMERALD FARM, L.C.,
a Virginia limited liability company

By:	Comstock Homebuilding Companies, Inc.,
a Delaware corporation,
its Manager

By:
Christopher Clemente.
Chief Executive Officer

COMSTOCK POTOMAC YARD, L.C.,
a Virginia limited liability company

By:	Comstock Homebuilding Companies, Inc.,
a Delaware corporation,
its Manager

By:
Christopher Clemente.
Chief Executive Officer

EXHIBIT A

LEGAL DESCRIPTION OF PROPERTY

See attached.

Exhibit A

SCHEDULE 4.14

EXISTING DEBT

	Lender	Balance as of 08/31/11	Recourse
	Bank of America	$3,751,621	Unsecured
*	Cardinal Bank	$9,740,151	Secured
	Cornerstone (Haven Trust)	$400,000	Unsecured
	Branch Banking & Trust	$263,362	Secured
	Wachovia	$132,488	Unsecured
	Seller – Emerald Farm	$100,000	Unsecured
	Fifth Third	$25,000	Secured
*	BCL Eclipse	$8,321,051	Secured

**	Due to affiliates – Stonehenge	$5,008,477	Unsecured

	Total	$27,742,150

*	Guaranty obligation of Comstock
**	Subject to a forbearance agreement

Schedule 4.14